UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28025

(Commission File Number)

86-0951473

(I.R.S. Employer Identification Number)

520-1122 Mainland Street, Vancouver, British Columbia, Canada V6B 5L1

(Address of principal executive offices, including zip code)

(604) 639-5835

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2007, we appointed Asi Shalgi our Director.

Asi Shalgi has more than 20 years of experience and involvement in the private and public sector.

Mr. Shalgi graduated as an Engineer, Industrial and Management from the University of Tel Aviv. He served in the army and retired as a Lieutenant Colonel of IDF with service as a commander of special commando forces.

CW1185124.1

Mr. Shalgi served as General Manager and Director for industrial and agriculture companies with significant export activities.

Mr. Shalgi was the Director General of Ministry of Energy and Infrastructures of Israel. During the term he was involved in the peace treaty negotiation with Jordan on the energy annex. He was responsible for the legislation of new electricity law in Israel that allowed the involvement of Independent Power Producers and the implementation of the Public Utility Authority that regulate the energy sector and prices in Israel.

He has been involved in the power and water sector mainly in developing and financing IPP projects type. Among them developing, financing, building and operating the first private power plant in Israel, and the first private water desalination plant in Israel.

He developed and had financial closing for several projects overseas with foreign partners.

In his capacity he was responsible as a team development leader for power, water and transmission projects from initial stage of concept design through tender and negotiation process for technical and legal aspects including negotiation with international lender until financial closing and through the construction to commission and operation phase.

The board of directors now consists of Christopher Kape and Asi Shalgi.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

Per: /s/ Christopher Kape

Christopher Kape

Director

Dated: May 1, 2007

CW1185124.1